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Thursday May 6, 1999
COMPANY PRESS RELEASE


   ADVANCED COMMUNICATIONS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
         EBITDA AND EARNINGS GROWTH FROM CONTINUING OPERATIONS

ST. LOUIS (May 6, 1999) - Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced its operating results for the quarter ended March 31, 1999. On April 12, 1999, ACG announced its intent to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and a related company, Big Stuff, Inc. The corporation will be re-named WorldPages.com and its stock will continue to be traded on the NYSE under a new symbol to be released upon completion of the transaction. WorldPages.com will vertically integrate its Internet directory, recognized as a leader by both PC Magazine and The Wall
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Street Journal, with the profitable print yellow pages operations of ACG
(Great Western Directories) and YPtel (Pacific Coast Publishing) to create a worldwide leader in Internet and print yellow pages directories.

Accordingly, ACG's financial statements reflect the results from the telecom business as discontinued operations. The operations of Great Western Directories, Inc. comprise the majority of the company's continuing operations currently. During first quarter, 1999, yellow pages publishing revenue of $18.7 million rose 1.7 percent from the year-ago quarter on a pro forma basis; i.e., as if the company's initial public offering (IPO) had been completed on January 1, 1998 as opposed to the actual IPO date of February 18, 1998. Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $4.5 million rose 18.4 percent from $3.8 million in the year-ago quarter on a pro forma basis. EBITDA margin of 23.9 percent improved from 20.5 percent in the pro forma year ago quarter. Earnings per share from continuing operations of $0.05 rose six-fold from a loss of $0.01 in the year ago quarter on a pro forma basis.

Net loss from discontinued operations was $6.2 million, or $0.31 per share during first quarter, 1999. ACG also recognized a charge to earnings to establish a loss reserve for the sale of the telecom business of $51.8 million, or $2.61 per share during first quarter 1999. Net loss was $57.0 million, or $2.87 per share during first quarter 1999.

Discontinued Operations

Telecom revenue for the first quarter ended March 31, 1999, was $24.2 million representing increases of 15.3 percent and 75.7 percent over the preceding quarter and year ago quarter on a pro forma basis, respectively. Telecom revenue grew as a result of both a growing base of local access lines and rising minutes of use on ACG's switch-based long distance network. That is, local access lines rose from 125,000 to 138,000 during the first quarter, 1999 and grew by 411.1 percent from 27,000 lines at March 31, 1998. In addition, long distance minutes of use rose 6.7 percent from 87.9 million in the preceding quarter to 93.8 million during the first quarter and rose 11.0 percent over the pro forma year ago quarter. This growth in long distance traffic is partially a result of the Nortel Networks DMS-500* switch that was installed in Wichita, KS and began carrying long distance traffic during March 1999.

Additionally, local service revenue was $12.3 million representing increases of 29.1 percent and 469.8 percent over the preceding quarter and pro forma year ago quarter,



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respectively. Local revenue (excluding long distance) per access line remained virtually unchanged relative to the preceding quarter at approximately $31 per line. Switch-based long distance revenue was $10.2 million representing an increase of 1.7 percent over the preceding quarter. This compares to $10.8 million in long distance revenue in the year ago quarter on a pro forma basis.

Finally, the company sold and installed 44,000 and 27,000 new access lines, respectively, during the first quarter, 1999. Installation backlog rose modestly from 6,000 to 9,000 access lines during the quarter. Access line churn was 3.5 percent during the quarter representing an improvement of 7.4 percent over the preceding quarter's churn of 3.8 percent.

WorldPages.com

Richard O'Neal, Chairman & CEO, stated, "First quarter results for both the telecom business and directory business were solid. Our announced intention to focus on our yellow pages business--both print and on the Internet opens a world of possibilities for our future. We're excited about becoming WorldPages.com. We have healthy demand for our product and believe consumers and investors will benefit as we execute our strategy."

The mission of WorldPages.com will be to facilitate transactions between buyers and sellers worldwide by establishing the world's premier
Internet yellow pages network that is integrated with wholly owned local print yellow page directories. To accomplish this, WorldPages.com plans to:

* establish WorldPages.com as a top "Branded" site for e-commerce

* expand its wholly owned print directory network

* leverage the close relationship it has with approximately 60,000 business customers

* brand each of its print directories with the WorldPages.com name

* capitalize on the competitive advantage of having a direct sales force of over 400 agents to help the company's 60,000 customers move into e-commerce.

The pro forma financial information does not purport to represent the financial position or results of operations of Advanced Communications that would have actually occurred if the initial public offering and the concurrent acquisitions had in fact occurred on January 1, 1998. Additionally, the pro forma financial information is not necessarily representative of the financial position or results of operations of Advanced Communications for any future period. Since the acquired companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of future performance.

Please consult www.acginc.net and www.worldpages.com for more
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information concerning the companies.

*DMS-500 is a trademark of Northern Telecom.